     As filed with the Securities and Exchange Commission on August 29, 1996

                              Registration No.333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                           MUTUAL RISK MANAGEMENT LTD.
             (Exact name of registrant as specified in its charter)

         BERMUDA                                         N/A
(State or Other Jurisdiction            (I.R.S. Employer Identification Number)
of Incorporation)

                                44 CHURCH STREET
                             HAMILTON, BERMUDA HM 12
                                 (441) 295-5688
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)


                                JOHN KESSOCK, JR
                       C\O COMMONWEALTH RISK SERVICES INC
                               MELLON BANK CENTER
                               1735 MARKET STREET
                             PHILADELPHIA, PA 19103
                                 (215) 979-3313
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    COPY TO:

                               RICHARD E. O'BRIEN
                   VICE PRESIDENT, GENERAL COUNSEL & SECRETARY
                           MUTUAL RISK MANAGEMENT LTD.
                                44 CHURCH STREET
                             HAMILTON, BERMUDA HM 12
                                 (441) 295-5688

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the box. [ ]

                                          CALCULATION OF REGISTRATION FEE

- -------------------------------------------------------------------------------------------------------------------
Title of securities      Amount to be        Proposed maximum              Proposed maximum              Amount of
be registered            registered          offering price per Share(1)   aggregate offering price      registration fee
Common Stock                36,214                 $31.00                     $1,122,634                    $387.12
- -------------------------------------------------------------------------------------------------------------------

(1) Computed in accordance with Rule 457 under the Securities Act of 1933 solely for purposes of calculating the registration fee based on the average of the high and low prices of the Common Shares on the New York Stock Exchange composite tape on August 26, 1996.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission , acting pursuant to said
Section 8(a), may determine.

================================================================================

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

PROSPECTUS SUBJECT TO COMPLETION
ISSUED AUGUST 28, 1996

                          MUTUAL RISK MANAGEMENT LTD.

                         36,214 SHARES OF COMMON STOCK

                             ----------------------

All of the Shares of Common Stock offered hereby (the "Securities") are being sold by the Selling Securityholder. See "Selling Securityholder". The Company will not receive any of the proceeds from the sales of Shares being offered hereby. The Securities will be offered for sale from time to time on terms to be determined at the time of sale by the Selling Securityholder. The Company's Common Stock are listed on the New York Stock Exchange under the symbol "MM" and the closing price of the Common Stock as reported on the New York Composite Tape on August 26, 1996 was $31.00. The Company will pay the expenses of this offering and will not receive any proceeds from the sale of the Securities. See "Use of Proceeds."

SEE "RISK FACTORS" ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE
    CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY,

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR THE NORTH CAROLINA
     INSURANCE COMMISSIONER, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION,
         ANY STATE SECURITIES COMMISSION OR THE NORTH CAROLINA INSURANCE
            COMMISSIONER PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                      PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                                                                Proceeds to
                   Price to       Underwriting Discounts          Selling
                    Public         and Commissions(1(2))       Shareholders
Per  Share           $                        $                     $
Total                $                        $                     $

(1). The Company and the Selling Shareholder have agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
(2)  Before  deducting  expenses  payable by the  Company  estimated  at $5,000.

                           --------------------------

The Selling Securityholder directly, through agents designated from time to time, or through dealers or underwriters also to be designated, may sell the Securities from time to time on terms to be determined at the time of sale. To the extent required, the specific Securities to be sold, the purchase price, the public offering price, the name of any such agent, dealer or underwriter, and any applicable commission or discount with respect to a particular offer will be set forth in a Prospectus Supplement. The aggregate proceeds to the Selling Securityholder from the Securities will be the purchase price of such Securities sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by the Company. Any such Prospectus Supplement will also set forth any additional information regarding indemnification by the Company of the Selling Securityholder or any underwriter, dealer or agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Selling Securityholder and any broker-dealers, agents or underwriters that participate with the Selling Securityholder in the distribution of any of the Securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission received by them and any profit on the resale of the Securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution".

The date of this Prospectus is September  , 1996

         NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN AS CONTAINED IN THIS PROSPECTUS AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING SHAREHOLDER OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFERING OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                              AVAILABLE INFORMATION

         The  Company  is  subject  to  the  informational  requirements  of the
Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at Regional Offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports, proxy statements and other information may also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10004.


                     INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents have been filed with the Commission and are incorporated herein by reference:

          (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1995;

          (b) The Company's Quarterly Reports on Form 10-Q for the three month periods ended March 31, 1996 and June 30, 1996;

          (c) The Company's definitive Proxy Statement dated March 25, 1996 for the Company's Annual Meeting of Stockholders to be held on May 15, 1996; and

          (d) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A dated May 14, 1991 as declared effective by the Commission on June 25, 1991.

         All documents filed by the Company pursuant to Section 13 (a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus shall be deemed to be incorporated by reference and to be a part of this Prospectus from the respective dates of filing of those documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been incorporated in this Prospectus by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Written or telephone requests for such copies should be directed to the Secretary, Mutual Risk Management Ltd., 44 Church Street, Hamilton HM 12, Bermuda (441) 295-5688.

                        ENFORCEMENT OF CIVIL LIABILITIES

         The Company is organized pursuant to the laws of Bermuda and certain of the Company's directors and officers, certain of the Selling Shareholders and certain of the experts named herein reside outside of the United States. Moreover, a substantial portion of the assets of the Company and of certain of the Selling Shareholders is located outside the United States. Consequently, it may not be possible to effect service of process on such persons or entities within the United States or to enforce against any of them judgments of courts in the United States predicated upon the civil liability provisions of the federal securities laws of the United States. The Company has been informed by Conyers, Dill & Pearman, its legal advisor in Bermuda, that the United States and Bermuda do not have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters and a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the federal securities laws, would, therefore, not be automatically enforceable in Bermuda. A Bermuda court may impose civil liability on the Company, its directors or officers or the Selling Shareholders who reside in Bermuda in a suit brought in The Supreme Court of Bermuda against the Company or such persons with respect to a violation of federal securities law, provided that the facts surrounding such violation would constitute or give rise to a cause of action under Bermuda law.

                                TABLE OF CONTENTS

Available Information..........................................................3
Enforcement of Civil Liabilities...............................................4
The Company....................................................................5
Risk Factors...................................................................5
Selling Securityholder/Use of Proceeds.........................................8
Plan of Distribution...........................................................8
Legal Matters..................................................................8
Experts........................................................................9

                                   THE COMPANY

         Mutual Risk Management Ltd. provides risk management services to clients seeking alternatives to traditional commercial insurance for certain of their risk exposures, especially workers' compensation, which in 1995 represented approximately 71% of the Company's fee income. Risk management involves a process of analyzing loss exposures and developing risk financing methods to reduce exposure to loss and to control associated costs. The use of such loss financing methods in place of traditional insurance has become known as the alternative market and involves clients self-funding a significant amount of their loss exposure and transferring only the unpredictable excess risk to insurers. The benefits of such alternative market techniques typically include lower and more stable costs, greater control over the client's risk management program and an increased emphasis within the client's organization on loss prevention and loss control.

         The Company's principal source of profits is fees received for the various services provided to clients in connection with the Company's programs. In a typical program, these fees total between 11% and 13% of the client's premium. The structure of the Company's programs places most of the underwriting risk with the Company's client. For regulatory and other reasons, however, the Company is required to assume a limited amount of risk. The Company seeks to limit this risk to the minimum level feasible. This approach to risk distinguishes the Company from typical property/casualty companies which assume significant levels of underwriting risk as part of their business. The Company does not seek to earn income from underwriting risk, but rather from fees for services provided. The Company markets its services exclusively to retail insurance brokers and consultants representing clients.

         The Company was incorporated in 1977 and has participated in the growth of the alternative market since 1980 when it established its rent-a-captive program known as the Insurance Profit Center Program (the "IPC Program"). The Company is incorporated and based in Bermuda, the leading worldwide domicile for captive insurance companies. The Company operates through subsidiaries in the United States, Bermuda, Barbados, the Cayman Islands and Europe. The Company's principal executive offices are located at 44 Church Street, Hamilton HM 12, Bermuda (441) 295-5688.

                                  RISK FACTORS

         A prospective investor should carefully consider all of the information contained in this Prospectus in deciding whether to purchase the Shares and, in particular, the following:

         Dependence on Key Personnel. The Company is dependent upon the ability and experience of its executive officers and other key employees. The loss of the services of one or more of the Company's executive officers could have a material adverse impact on the business of the Company and its future operations.

         Competition. The Company's products and services compete with other products both in the alternative and the traditional insurance markets. Such competitive products include captive insurance companies, rent-a-captives, self-insurance plans and cash flow insurance products. Many of these competitive products are offered by companies with significantly greater resources than the Company. The Company's competitive position is based, among other factors, on the quality of its services, its capital position, its independence from any major insurance company or broker and effective pricing. There can be no assurance that the Company will be able to maintain its competitive position.

         Beginning in 1993, competition increased significantly in certain important workers' compensation markets, particularly California, due to open ratings and other legislative reforms, and this heightened level of competition has persisted through the current period. This increased competition has lowered premium rates and this in turn reduces the fee revenue generated by each individual program. Increased competition also makes sales and renewals of programs more difficult. A continuation of the current level of competition or its extension into additional markets or states will adversely affect the Company's business.

         Business Risks. A significant feature of the Company's programs is the utilization of reinsurance, including aggregate excess reinsurance, to transfer all or a portion of risk not retained by the insured. The Company currently obtains such reinsurance from a small number of reinsurance companies. Changing market conditions or other factors beyond the Company's control may, in the future, reduce or eliminate the availability of this reinsurance. A lack of available reinsurance could adversely affect the marketing of the Company's programs or force the Company to retain all or a part of the risk which cannot be reinsured.

         The Company has in the normal course of operating its programs placed significant amounts of reinsurance for risks in excess of the client's chosen retention with a variety of reinsurance companies. Failure of a reinsurer could result in significant losses as the Company would remain ultimately liable for the losses not covered by such a reinsurer. The client's chosen retention, which is ceded by Legion Insurance Company ("Legion"), the Company's licensed insurance subsidiary, either to one of the Company's non-U.S. insurance subsidiaries (the "IPC Companies") or to the client's captive insurance company, is generally also supported by letters of credit. In addition, the Company relies extensively on letters of credit to secure a portion of the client's obligation to reimburse the Company for losses on a program. The failure of a bank to honor its letter of credit or the inability of a client to honor its uncollaterlized reimbursement obligation could adversely affect the Company.

         It is the Company's policy that its insurance company subsidiaries avoid taking significant insurance underwriting risk. However, some risk is assumed by these companies in connection with their limited participation in the Company's excess reinsurance programs. Such subsidiaries could also incur losses if claims on a policy exceeded the amount of reinsurance coverage. The Company believes that adequate reserves and reinsurance have been provided on risks assumed to date. However, the actual liability may be greater or less than the amount provided for. Any such liability will be recorded in the period in which it arises.

         Tax Matters Affecting Participants in the IPC Program. The competitive position of the Company's IPC Program could be materially affected by the tax treatment of the program and competing programs. Such tax treatment has not been clear in recent years and varies significantly with the circumstances of each IPC Program participant as is true for competing products. A determination that a significant portion of the IPC Program participants are not entitled to deduct the premiums paid without a similar determination as to competing products could adversely affect the marketability of the IPC Program. Amendments have been proposed to the United States Internal Revenue Code to clarify and restrict when premiums which are paid to foreign captive insurance companies by U.S. taxpayers/insureds holding 10% or more of the voting shares of the foreign company are properly deductible by the payors for U.S. income tax purposes. The Company is not able to determine whether such proposals, if enacted, would be applicable to IPC Programs or would adversely affect the business of the Company.

         Tax Matters Affecting the Company. Amendments have been proposed to the United States Internal Revenue Code to clarify and restrict when a foreign captive insurance company, the voting shares of which are owned to the extent of 10% or more by U.S. shareholders/ insureds, will be treated as an insurance company for U.S. income tax purposes. In general, the proposed amendments would, if enacted, deny any deduction for premiums which are paid by large shareholders if more than fifty percent of the net written premium of their captive insurer is derived from the insurance or reinsurance of such shareholders and their related persons. The Company is not able to determine whether such proposals, if enacted, would be applicable to the Company or would adversely affect the Company.

        Ownership Considerations. In the event that the Company were deemed to be a "Passive Foreign Investment Company" (a "PFIC"), the U.S. income tax due in the year a United States person that owns any Common Stock receives certain distributions with respect to, or disposes of, Common Stock will be increased by an interest charge. Additionally, if the Company is classified or becomes classified as a "Controlled Foreign Corporation" (a "CFC"), a United States person that owns directly or indirectly 10% or more of the Company's voting shares will be required to include in his gross income his pro rata share of certain income of the Company, whether or not such income is actually distributed to such United States shareholder. See 'Tax Matters".

        Government Regulation. A number of states in which the Company transacts business, as well as Bermuda and Barbados, have various licensing regulations applicable to the Company's business. These regulations require that insurance companies maintain adequate capital, surplus and reserves and limit the ability of the Company to transfer funds from, and to otherwise engage in certain transactions with, its licensed subsidiaries. State regulations also limit premium rates and require participation in guaranty and assigned risk funds.

        The Company is unable to predict what additional government regulations, if any, affecting its business may be promulgated in the future or how they might be interpreted. The promulgation of new regulations or the adverse interpretation of existing regulations, particularly in Pennsylvania, where
Legion is domiciled, and California, which is one of the Company's major markets, could increase the Company's cost of compliance and otherwise adversely impact operating results.

                    SELLING SECURITYHOLDER\USE OF PROCEEDS

         The Securities are owned by Mr. Spottswood P. Dudley of 3510 Overlook Lane N.W., Washington D.C. 20016, USA. The Company will not receive any of the proceeds from the sale of securities by the Selling Securityholder. The Securities offered by this Prospectus may be offered from time to time in whole or in part by the Selling Securityholder. As of August 23, 1996 the aggregate number of Common Shares owned by Mr Dudley was 36,214 Common Shares.

                              PLAN OF DISTRIBUTION

         Any and all of the Securities offered hereby may be sold from time to time to purchasers directly by the Selling Securityholder. Alternatively, the Selling Securityholder may from time to time offer the Securities through brokers, underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Securityholder and/or the purchasers of Securities for whom they may act as agent. The Selling Securityholder and any such underwriters, dealers or agents that participate in the distribution of the Securities may be deemed to be underwriters, and any profit on the sale of Securities by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. The Securities may be sold at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the Selling Securityholder, or by agreement between the Selling Securityholder and underwriters or dealers.

         At the time a particular offer of Securities is made, to the extent required, a Prospectus Supplement will be prepared by the Company based on information provided by the Selling Securityholder which will set forth the number of Securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions or concessions allowed or reallowed or paid to dealers, including the proposed selling price to the public.

         In order to comply with certain states' securities laws, if applicable, the Securities will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Securities may not be sold unless the Securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and such sale is made in compliance with the exemption.

                                  LEGAL MATTERS

        The validity of the Common Stock being offered hereby will be passed upon for the Company by Messrs Conyers, Dill & Pearman of Hamilton, Bermuda. David J. Doyle, who is associated with this firm, is a director of the Company.

                                     EXPERTS

        The   consolidated   financial   statements   of  the  Company  and  its
subsidiaries  at  December  31,  1995 and for the year  then  ended,  which  are incorporated by reference herein, have been audited by Ernst & Young, independent auditors, and at December 31, 1994 and for each of the two years in the period ended December 31, 1994, by KPMG Peat Marwick, independent auditors, as set forth in their respective reports thereon and incorporated by reference herein, and are included in reliance upon such reports given upon the authority of said firms as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The estimated expenses of the issuance and distribution, all of which are payable by the Selling Shareholders are as follows:


SEC Registration Fee                                                    $387.12
Legal Expenses                                                              500
Accounting Expenses                                                       3,000
Printing Expenses                                                           500
Miscellaneous Expenses                                                      500
                                                                      ---------
  Total                                                               $4,887.12

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company's Bye-Laws provide that the Company shall indemnify, subject to the proviso below, every director, officer of the Company and member of a committee thereof out of the funds of the Company against all civil liabilities, loss, damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him as such director, officer or committee member and any person acting as a director, officer or committee member in the reasonable belief that he has been so appointed or elected notwithstanding any defect in such appointment or election provided always that the indemnity contained by the Bye-Laws shall not extend to any matter which would render it void pursuant to the Bermuda Companies Acts. To the extent that any director, officer or member of a committee duly constituted under the Bye-Laws is entitled to claim an indemnity pursuant to the Bye-Laws in respect of amounts paid or discharged by him, the relative indemnity shall take effect as an obligation of the Company to reimburse the person making such payment or effecting such discharge. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of a director or officer to repay such amount, unless it shall be ultimately determined that he is entitled to be indemnified by the Company as authorized in the Bye-Laws or otherwise pursuant to applicable laws.

ITEM 16. EXHIBITS

Exhibit No.              Description

     5.1          Opinion of  Conyers, Dill & Pearman.
    23.1          Consent of  KPMG Peat Marwick.
    23.2          Consent of Ernst & Young.
    23.3          Consent of Conyers, Dill & Pearman (contained in Exhibit 5.1).
    28.1          Information  from  reports   furnished  to  state  insurance
                  regulatory authorities (Incorporated by reference from 1995 Annual Report on Form 10-K).

- -----------------

ITEM 17. UNDERTAKINGS

         The undersigned Registrant hereby undertakes that:

         (i) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (ii) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hamilton, Bermuda on August 26, 1996


                                    MUTUAL RISK MANAGEMENT LTD.

                              By:      /s/   Robert A. Mulderig
                                       Robert A. Mulderig
                                       Chairman and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


Signature                                   Title                                                      Date

/s/Robert A. Mulderig                       Chairman and Chief Executive Officer                 August 26, 1996
- ----------------------                          (Principal Executive Officer)
Robert A. Mulderig


 /s/ John Kessock, Jr.                      President, Director and Authorized                   August 26, 1996
- ----------------------                       U.S. Representative
John Kessock, Jr.


 /s/Richard G. Turner
- ----------------------
Richard G. Turner                           Executive Vice President and Director                August 26, 1996


 /s/Glenn R. Partridge
- ----------------------
Glenn R. Partridge                          Executive Vice President and Director                August 26, 1996


/s/James C. Kelly                           Chief Financial Officer
- ----------------------                      (Principal Financial and
James C. Kelly                               Accounting Officer)                                 August 26, 1996

Signature                                   Title                                                      Date

/s/Roger E. Dailey
- ----------------------
Roger E. Dailey                                      Director                           August 26, 1996


/s/ David J. Doyle
- ----------------------
David J. Doyle                                       Director                           August 26, 1996


- ----------------------
Arthur E. Engel                                      Director                           August 26, 1996


/s/Allan W. Fulkerson
- ----------------------
Allan W. Fulkerson                                   Director                           August 26, 1996


/s/ William F. Galtney, Jr
- --------------------------
William F. Galtney, Jr.                              Director                           August 26, 1996


/s/ Beverly H. Patrick
- ----------------------
Beverly H. Patrick                                   Director                           August 26, 1996


/s/ Jerry S. Rosenbloom
- ----------------------
Jerry S. Rosenbloom                                  Director                           August 26, 1996


/s/ Joseph D. Sargent
- ----------------------
Joseph D. Sargent                                    Director                           August 26, 1996